EXHIBIT 99.1

Body Central Names Brian P. Woolf as Chief Executive Officer and Member of its Board of Directors

JACKSONVILLE, Fla., February 5, 2013 (GLOBE NEWSWIRE) — Body Central Corp. (Nasdaq:BODY), a leading specialty retailer offering on-trend, quality apparel and accessories at value prices, announced today that Brian P. Woolf has been hired as Chief Executive Officer and appointed to its Board of Directors. Both moves became effective on February 5, 2013.

Mr. Woolf commented, “I am thrilled to be joining Body Central and look forward to working with the entire team as we continue to develop our brand and strategy.  I am excited about the opportunity to grow the company, strengthen our junior business and increase shareholder value.”

Mr. Woolf brings more than 40 years of specialty retailing and department store experience to the company.  Most recently, he was Group President for Lane Bryant, Lane Bryant Outlet Stores and Cacique.  In this role, he led all aspects of the business including merchandising, sourcing, design and store operations.  Mr. Woolf previously spent eight years at the helm of Cache as CEO.  He has also served as EVP, Merchandising for The Limited and spent over 20 years at Macy’s/Federated Department Stores at the start of his career.

Tom Stoltz, interim Chief Executive Officer, will continue in his role as Chief Operating Officer and Chief Financial Officer.

“I welcome Brian to the Body Central team and look forward to working with him,” Mr. Stoltz said.  “He brings a strong track record, deep industry knowledge and leadership skills to the company and will undoubtedly play a key role in our continued growth and future success.”

The Board of Directors would like to thank Tom Stoltz for his service as interim CEO since August and looks forward to working with Mr. Woolf, Mr. Stoltz and the entire Body Central team.

Inducement Equity Awards

In connection with Mr. Woolf’s commencement of employment with Body Central, effective today, Mr. Woolf was granted (i) an option to purchase 300,000 shares of common stock and (ii) 150,000 shares of restricted stock. The option will have an exercise price equal to today’s closing price of Body Central’s common stock, and will vest and become exercisable over a four-year period at the rate of 25 percent on February 5, 2014 and in 12 equal quarterly installments thereafter.  The option will have a ten year term and be subject to the terms and conditions of the stock option agreement pursuant to which the option will be granted. The shares of restricted stock will vest in four equal annual installments beginning on February 5, 2014 and will be subject to the restricted stock agreement pursuant to which the shares of restricted stock will be granted.

These equity awards will be granted without stockholder approval as inducements material to Mr. Woolf’s entering into employment with Body Central in accordance with NASDAQ Listing Rule 5635(c)(4).

About Body Central Corp.

Founded in 1973, Body Central Corp. is a growing, multi-channel, specialty retailer offering on-trend, quality apparel and accessories at value prices. As of December 31, 2012 the Company operated 276 specialty apparel stores in 26 states under the Body Central and Body Shop banners, as well as a direct business comprised of a Body Central catalog and an e-commerce website at www.bodyc.com. The Company targets women in their late teens and twenties from diverse cultural backgrounds who seek the latest fashions and a flattering fit. Stores feature an assortment of tops, dresses, bottoms, jewelry, accessories and shoes sold primarily under the Company’s exclusive Body Central® and Lipstick® labels.

CONTACT:

Tom Stoltz

Body Central Corp.

Interim CEO, COO and CFO

904-207-6720

tstoltz@bodyc.com